FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

Denny’s Announces Tender Offer and Consent Solicitation for its 10% Senior Notes due 2012

- Company Pursues Refinance of Credit Facility -

Spartanburg, SC – September 9, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced that Denny’s Holdings, Inc. (“Denny’s Holdings”), a wholly-owned subsidiary of Denny’s Corporation, has commenced an offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 10% Senior Notes due 2012 (the “Notes”) (CUSIP No. 24869QAB8), which Notes are guaranteed by Denny’s Corporation, and a solicitation of consents (the “Consent Solicitation”) relating to the Notes (the Tender Offer and the Consent Solicitation, collectively, the “Offer”).  Currently, $175 million aggregate principal amount of the Notes are outstanding.  In conjunction with the Offer, Denny’s Holdings, on behalf of itself and Denny’s Corporation, is also soliciting consents to the adoption of proposed amendments to the Indenture (as defined below) governing the Notes and to the execution of a supplemental indenture effecting the proposed amendments.   The terms and conditions of the Offer, including, but not limited to, a Financing Condition (as defined below) for the transaction, are set forth in the Offer to Purchase and Consent Solicitation Statement dated September 9, 2010 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal (the “Letter of Transmittal”).

The “Total Consideration” for each $1,000 principal amount of the Notes validly tendered and not withdrawn on or before 5:00 p.m., New York City time on September 22, 2010 (the “Consent Date”) and accepted for purchase will be $1,002.50, which includes a consent payment of $10.00 per $1,000 principal amount of Notes.  The “Tender Offer Consideration” for each $1,000 principal amount of the Notes validly tendered after the Consent Date and on or before the Expiration Time (as defined below) and accepted for purchase will be $992.50.  In addition to the Total Consideration or Tender Offer Consideration, as the case may be, payable in respect of Notes accepted for purchase, Holders will receive accrued and unpaid interest on their purchased Notes up to, but not including, the date of payment for purchased Notes. The Offer is scheduled to expire at 11:59 p.m., New York City time, on October 6, 2010 (the “Expiration Time”), unless extended.

Notes tendered on or before the Consent Date may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on September 22, 2010 (the “Withdrawal Time”) and Notes tendered after the Withdrawal Time may not be withdrawn unless required by law.  In addition, we may, in our discretion, extend the Expiration Time, the Withdrawal Time or the Consent Date for any other reason.

Denny’s Holdings expects to make payments with respect to any Notes tendered and not withdrawn prior to the Consent Date on the initial settlement date (“Initial Settlement Date”), which is expected to be on or about September 30, 2010, assuming the conditions specified in the Offer to Purchase are satisfied.  Denny’s Holdings expects to make payments with respect to any Notes tendered after the Consent Date on the final settlement date, which is expected to be promptly following the Expiration Time.

Pursuant to the Consent Solicitation, we are soliciting from registered holders of Notes consents to proposed amendments to the indenture pursuant to which the Notes were issued (the “Indenture”), as described in the Offer to Purchase. If the required consents are obtained in the Consent Solicitation and the proposed amendments become operative, the proposed amendments would eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.  Denny’s Holdings and Denny’s Corporation intend to execute the supplemental indenture effecting the proposed amendments immediately following the Consent Date, provided the requisite consents have been received.

The Offer is part of a larger refinancing of the Company’s outstanding indebtedness. The Company also intends to enter into a new senior secured credit facility (the “New Credit Facility”), which it expects to be for an aggregate of approximately $300 million, of which approximately $250 million is expected to be a six-year term loan facility and $50 million is expected to be a five-year revolving credit facility, which will also be available for the issuance of letters of credit. The “Financing Condition” means that the New Credit Facility has been consummated.

The Offer is subject to the general conditions set forth in the Offer to Purchase and to the Financing Condition.  The Offer is also subject to the adoption of the proposed amendments to the Indenture.  If the requisite consents are not obtained and the proposed amendments do not become operative, but the Financing Condition is satisfied, the Company may terminate the Offer (without accepting or paying for any Notes tendered therein) among other options outlined in the Offer to Purchase.

Beginning October 1, 2010, the Notes will be redeemable at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. Upon satisfaction of the Financing Condition and the purchase of tendered Notes pursuant to the Offer on the Initial Settlement Date, Denny’s Holdings intends to give a notice of redemption pursuant the Indenture providing that it will redeem all Notes not purchased in the Offer at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to sell, the Notes. Denny’s Holdings is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.  The complete terms and conditions of the Offer are set forth in the Offer to Purchase and the Letter of Transmittal that are being sent to holders of Notes. Holders are urged to read these documents carefully when they become available. Copies of the Offer to Purchase and Letter of the Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-952-2200 (US toll-free) and 212-430-3774 (collect).

BofA Merrill Lynch and Wells Fargo Securities are acting as exclusive Dealer Managers and Solicitation Agents for the Offer. Questions regarding the Offer may be directed to BofA Merrill Lynch at 888-292-0070 (toll-free) and 646-855-3401 (collect) and Wells Fargo Securities at 866-309-6316 (toll-free) and 704-715-8341 (collect).

The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Denny’s Holdings by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Denny’s
Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,352 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Forward Looking Statements

Denny’s Corporation (the “Company”) urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of the Company, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  our ability to enter into the New Credit Facility, including the terms of and the aggregate amount available under the New Credit Facility, complete our refinancing transactions, as well as the timing of such transactions,  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; and other factors from time to time set forth in the Company’s Securities and Exchange Commission reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).